Exhibit 99.1

For Immediate Release	Symbol: POT
May 25, 2010
Listed: TSX, NYSE
Jim Dietz Retiring as PotashCorp’s Executive VP and Chief Operating Officer;
David Delaney, Stephen Dowdle Named to New Posts
Saskatoon, Saskatchewan — Potash Corporation of Saskatchewan Inc. (PotashCorp) announced today that James F. Dietz, Executive Vice President and Chief Operating Officer, has elected to retire at the end of June. Named to his current position in 2000, Dietz has over 41 years experience in the fertilizer and chemical industries.
“Jim has been a key member of our senior management team since coming to the company with the Arcadian acquisition in 1997,” said PotashCorp President and Chief Executive Officer Bill Doyle. “Jim has provided a steady hand for our operations, and his dedication to safety and excellence at our production sites is well known. A source of great support and wise counsel, he will be missed.”
A graduate of The Ohio State University, Dietz began his career with Standard Oil of Ohio, which was subsequently purchased by British Petroleum. After several British postings with BP, he returned to the United States in 1993 and joined Arcadian where he achieved the position of Vice President, Manufacturing.
Taking over for Dietz as Executive Vice President and Chief Operating Officer will be David Delaney, currently President of PCS Sales. Delaney also came to the company from Arcadian and is responsible for PotashCorp’s global sales activities. He also oversees all Transportation and Distribution activities and Corporate Relations.
Named to his current position in 2000, Delaney serves on the boards of the Phosphate Chemicals Export Association (PhosChem), Canpotex Limited and the International Plant Nutrition Institute. A graduate of Southern Illinois University, Delaney has completed the Executive Management Program at the University of Pittsburgh.
“David has strong, natural leadership skills and is held in high regard by all who know him,” said Doyle. “He will bring the same level of energy that he exhibited with the sales organization to our operating divisions. David will also continue the fine work Jim started on improving our safety performance.”
Promoted to Delaney’s position as President of PCS Sales is Stephen F. Dowdle. Currently Senior Vice President of Fertilizer Sales, Dowdle joined the company in 1999 from Canpotex where he gained extensive international experience during 10 years as Vice President and Managing Director in Singapore. Prior to joining Canpotex, Dowdle had a distinguished career as an agronomist, serving as Director, China Programs, for the Potash & Phosphate Institute (now IPNI).
“Like David, Stephen is blessed with exceptional leadership skills and is respected by our customers throughout the world,” said Doyle. “After leading the fertilizer sales team for the last 11 years, he will make a seamless transition into his new role.”
POTASH CORPORATION OF SASKATCHEWAN INC.
SUITE 500, 122 – 1ST AVENUE SOUTH, SASKATOON, SK CANADA S7K 7G3  PHONE (306) 933-8520  FAX (306) 933-8844

Dowdle serves on the boards of the Phosphate Chemicals Export Association (PhosChem) and Sinofert Holdings Ltd. (Sinofert). He earned a PhD in Agronomy and Soil Science from the University of Hawaii, and a BA in Anthropology from Brown University.
Potash Corporation of Saskatchewan Inc. is the world’s largest fertilizer enterprise by capacity producing the three primary plant nutrients and a leading supplier to three distinct market categories: agriculture, with the largest capacity in the world in potash, third largest in each of nitrogen and phosphate; animal nutrition, with the world’s largest capacity in phosphate feed ingredients; and industrial chemicals, as the largest global producer of industrial nitrogen products and the world’s largest capacity for production of purified industrial phosphoric acid.
For further information please contact:

Investors	Media
Denita Stann	Bill Johnson
Senior Director, Investor Relations	Director, Public Affairs
Phone: (847) 849-4277	Phone: (306) 933-8849
Email: ir@potashcorp.com	Email: pr@potashcorp.com
Web Site: www.potashcorp.com

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